Exhibit 99.1
                      S.Y. Bancorp Announces Record Fourth
                      Quarter Results; 2004 Marks Company's
                Seventeenth Consecutive Year of Higher Earnings

    LOUISVILLE, Ky.--(BUSINESS WIRE)--Jan. 21, 2005--S.Y. Bancorp, Inc. (Amex:SYI), parent company of Stock Yards Bank & Trust Company in Louisville, southern Indiana and Indianapolis, today reported results for the fourth quarter and year ended December 31, 2004. Record earnings for the periods reflected moderate growth in net interest income, strong gains in several categories of non-interest income, including investment management and trust income, and a lower provision for loan losses. These factors helped offset the impact of an industry-wide slowdown in mortgage refinancings during the year. An earnings summary of fourth quarter and year-to-date results follows:



Quarter ended December 31,         2004           2003        Change
--------------------------      -----------    -----------    ------
Net income                      $ 4,914,000    $ 4,462,000    10.13%
Net income per share, basic     $      0.35    $      0.33     6.06%
Net income per share, diluted   $      0.35    $      0.32     9.38%
Return on average equity              16.87%         17.86%
Return on average assets               1.64%          1.59%

Year ended December 31,            2004           2003        Change
-----------------------         -----------    -----------    ------
Net income                      $18,912,000    $17,709,000     6.79%
Net income per share, basic     $      1.37    $      1.31     4.58%
Net income per share, diluted   $      1.33    $      1.27     4.72%
Return on average equity              17.28%         18.88%
Return on average assets               1.65%          1.63%



    Commenting on the announcement, David P. Heintzman, who became Chairman of the Board and Chief Executive officer effective January 1, 2005, in addition to his responsibilities as President, said, "While our results for the past year did not match higher historical trends for S.Y. Bancorp, the momentum building at year's end was encouraging. These signs, along with ongoing efforts to expand the reach of our business and improve our process and structure internally during 2005, give us greater confidence that we can accelerate our growth throughout the coming year. Consequently, our goal is to increase earnings at least 10% in 2005, building on the stronger pace we witnessed in the fourth quarter.
    "The year provided a number of significant highlights," he continued. "The close of 2004 extended a remarkable period of consistent prosperity for S.Y. Bancorp, as earnings rose for the seventeenth consecutive year. It also was the eighth straight year in which our returns on average assets and equity exceeded 1.5% and 15%, respectively, underscoring what we believe is one of the strongest track records in banking. This performance, in turn, paved the way for continued growth in our dividend rate, which advanced a total of 38% in two steps during 2004."
    Heintzman pointed out that diversity in the Company's revenue streams again helped S.Y. Bancorp meet the year's challenges, which included slowing mortgage lending and lingering uncertainty in some sectors of the economy. Strong growth rates in several key areas of non-interest income, especially from Stock Yards Trust Company, other fee-related activities and the Company's brokerage business, effectively countered the significant reduction seen in gains on sales of mortgage loans. As the banking environment grows increasingly competitive, the Company believes this balance inherent in its operations will continue to be a key to future success.
    "We worked hard in 2004 to reorganize our lending process to improve efficiencies and revitalize our loan growth, and we are pleased to have begun to see tangible benefits from these efforts." Heintzman continued. "Additionally, we believe, for the most part, economic conditions across our markets began to improve in 2004. Because of these factors, loan growth in the final months of 2004, particularly in commercial lending - our largest lending division, was very strong and reflected a pace we have not seen at Stock Yards Bank in at least three years. Importantly, we achieved this progress despite an increasingly crowded marketplace that reflects several new entrants from the surrounding area."
    Concluding, Heintzman added, "Any commentary on 2004 would be incomplete without acknowledging our former Chairman and Chief Executive Officer, David Brooks, who retired effective January 1, 2005, and his tireless efforts to build this Company. Because of his accomplishments, I begin my first year as Chairman with enthusiasm and confidence as we work to leverage that success into an even better performance in the years ahead. In doing this, we intend to maintain our focus on providing a level of service that differentiates Stock Yards Bank & Trust from its competitors. Our trust company, with $1.3 billion in assets and annual revenues of more than $9.4 million - and an enviable track record for outperforming the Standard & Poor's 500 Index, continues to provide a major point of distinction and will remain a key element in this strategy. On the banking side, we are excited by the potential we see in our marketplace for future growth, as our customer base still represents a small percentage of the local financial services market. Additionally, our recent entry into Indianapolis, with the establishment of our first branch there and our investment in the start-up of Indiana Business Bank during 2004, should enhance our opportunities for growth."
    Net interest income, the Company's largest source of revenue, increased 4% in the fourth quarter and the year versus comparable 2003 periods, primarily reflecting volume increases in earning assets that were offset somewhat by a decline in net interest margin. On a taxable-equivalent basis, net interest income also was up 4% for the quarter and year compared with prior-year periods. Net interest margin for the fourth quarter, at 4.14%, was down seven basis points from the year-earlier period, but was up three basis points from the third quarter of 2004. Although the Company believes it is well positioned for a rising interest rate environment, the effects of increases in rates by the Federal Reserve may be offset by more competitive pressure in deposit pricing. Depending on such factors as competitive rate pressures or unforeseen changes in the Company's funding mix, the net interest margin could continue to experience some slight contraction during the next quarter.
    In response to the Company's assessment of inherent risk in the loan portfolio, the provision for loan losses declined 8%, or $50,000, in the fourth quarter of 2004 and 18%, or $460,000, for the year compared with the same periods in 2003. Most notable among these measures were net charge-offs which, on an annual basis, reached their lowest level since 2000. Although net charge-offs were up compared with the fourth quarter of 2003 and the third quarter of 2004, the level seen in the fourth quarter of 2004 compares favorably with the level of charge-offs seen over the past several years. The relative level of non-performing assets at year's end was consistent with the prior year, however, non-performing assets were higher than in the third quarter and at the end of 2003. The Company believes the absolute increase in non-performing assets does not represent a trend of declining loan quality. Management considers the allowance for loan losses adequate to cover losses inherent in the loan portfolio at December 31, 2004.
    Non-interest income declined 3% in the fourth quarter of 2004 and was up 1% for the year, compared with the same periods in 2003. These changes primarily reflected higher investment management and trust income, as trust assets under management rose 10% from December 31, 2003, increased bankcard transaction volume, and increased brokerage fees. These gains helped offset a large decline in mortgage banking income of 42% for the quarter and 58% for the year caused by the significant decline in mortgage refinance activity that began in the second half of 2003.
    Non-interest expenses declined 5% for the quarter and increased 1% for the year compared with the same 2003 periods. An 8% decline in salaries and benefits for the fourth quarter accounted for most of the change from the prior-year period. Salaries and benefits were down for the quarter primarily due to lower levels of annual bonus pay, much of which was tied to the Company's annual minimum growth target of 10%. Net occupancy expense increased 17% for the quarter and 15% for the year, largely as a result of the opening of new facilities and the remodeling of some existing facilities.
    Total assets for the fourth quarter increased 8% to $1.21 billion from $1.12 billion at the end of 2003. Loans increased 11% from the end of 2003. Most of this growth occurred during the three months ended December 31, 2004. Deposits increased 8% from December 31, 2003; the Company supplemented this growth earlier in 2004 by securing lower-cost, fixed-rate advances from the Federal Home Loan Bank.
    S.Y. Bancorp, Inc. was incorporated in 1988 as a bank holding company in Louisville, Kentucky, and is the parent company of Stock Yards Bank & Trust Company, which has locations in Louisville and southern Indiana, as well as a branch in Indianapolis. Stock Yards Bank & Trust Company was established in 1904 in Louisville, Kentucky. S.Y. Bancorp, Inc. is also the parent company of S.Y. Bancorp Capital Trust I, a Delaware statutory business trust that is a 100%-owned finance subsidiary.
    This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the market in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.


                             S.Y. Bancorp
                Summary Unaudited Financial Information
                (in thousands except per share amounts)

                     Fourth Quarter Ended           Year Ended
                          December 31,              December 31,
                    -----------------------   -----------------------
                       2004         2003         2004         2003
                    ----------   ----------   ----------   ----------
Net interest
  income            $   11,302   $   10,920   $   44,221   $   42,748
Provision for
  loan losses              600          650        2,090        2,550
                    ----------   ----------   ----------   ----------
Net interest income
  after provision
  for loan losses       10,702       10,270       42,131       40,198
Non-interest income      6,201        6,406       24,676       24,498
Non-interest
  expense                9,761       10,221       39,093       38,625
                    ----------   ----------   ----------   ----------
Net income before
  income taxes           7,142        6,455       27,714       26,071
Provision for
  income taxes           2,228        1,993        8,802        8,362
                    ----------   ----------   ----------   ==========
Net income          $    4,914   $    4,462   $   18,912   $   17,709
                    ==========   ==========   ==========   ==========
Net income per
  share:
    Basic           $     0.35   $     0.33   $     1.37   $     1.31
    Fully diluted   $     0.35   $     0.32   $     1.33   $     1.27

Weighted average
  shares
  outstanding:
    Basic               13,907       13,517       13,797       13,481
    Fully diluted       14,217       14,041       14,169       13,975


                                               Dec. 31,     Dec. 31,
                                                 2004         2003
                                              ----------   ----------
Total assets                                  $1,211,340   $1,118,521
Total loans                                      984,841      886,153
Non-interest bearing deposits                    159,342      143,901
Interest-bearing deposits                        790,741      737,965
Stockholders' equity                             116,647      100,414
Book value per share                                8.36         7.40


    Unaudited supplemental financial information for the fourth quarter and year ended December 31, 2004 and 2003, may be obtained by following this link: http://www.irinfo.com/syi/4q04fs.pdf.


    CONTACT: S.Y. Bancorp, Inc.
             Nancy B. Davis, 502-625-9176